Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax	461 Fifth Ave. 26th Floor New York, NY 10017 (212) 213-2009 (212) 213-2060 Fax
Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE:

September 6, 2005

Contact:

Tom McHale, Vice President, Finance and Investor Relations (301) 951-6122

AMERICAN CAPITAL ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

Bethesda, MD - September 6, 2005 - American Capital Strategies Ltd. (Nasdaq:ACAS) announced today it plans to make a public offering of 6 million shares of its common stock, 4 million shares of which are being offered by the Counter-Parties (as defined below) in connection with agreements to purchase common stock from American Capital at a future date, and 2 million shares of which are being offered directly by American Capital. The Company has granted the underwriters an option to purchase up to an additional 900,000 shares to cover over-allotments.

J.P. Morgan Securities Inc., UBS Securities LLC, Bear, Stearns & Co. Inc., Harris Nesbitt Corp., Legg Mason Wood Walker, Incorporated, RBC Capital Markets Corporation and William Blair & Company L.L.C. are the underwriters for the offering. The joint book-running managers for the offering are J.P. Morgan Securities Inc. and UBS Securities LLC.

The offering will be made under American Capital’s existing shelf registration statement filed with the Securities and Exchange Commission. In connection with the offering, American Capital will enter into agreements (the ““Forward Sale Agreements”) with an affiliate of J.P. Morgan Securities Inc. and an affiliate of UBS Securities LLC (the “Counter-Parties”), under which the Counter-Parties will agree to borrow and sell to retail and institutional investors 4 million of the offered shares of the Company’s common stock at the close of this offering at the same offering price (the “Offering Price”) as the 2 million shares being offered directly by American Capital. Under the Forward Sale Agreements, American Capital will agree with the Counter-Parties that American Capital must sell to them 4 million shares of common stock at the offering price per share, less certain adjustments. The timing of these sales, which must occur within the next year, will generally be determined by American Capital. The Company will physically settle each Forward Sale Agreement by delivering shares of common stock to the Counter-Party and the Counter-Party will deliver the Offering Price less certain adjustments to the Company upon each settlement.

American Capital expects to use substantially all of the net proceeds from the sale of its shares, and the subsequent sale of shares under the Forward Sale Agreements, to reduce the borrowings under the Company’s existing revolving credit facilities and to fund investments. Reducing borrowings under the revolving credit facilities will create availability under these facilities, which will generally be used for funding future American Capital investments and general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offering of these securities will be made only by means of a prospectus and a related prospectus supplement. When available, copies of the prospectus and prospectus supplement may be obtained from J.P. Morgan Securities Inc., Addressing Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081 or UBS Securities LLC, ECMG Syndicate Department, 299 Park Avenue, New York, NY, 10171.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded buyout and mezzanine fund with capital resources of approximately $5.4 billion. American Capital invests in and sponsors management and employee buyouts, invests in private equity buyouts, and provides capital directly to private and small public companies. American Capital provides up to $250 million of senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national and international economic conditions, and changes in the conditions of the industries in which American Capital has made investments.

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HEADQUARTERS

Washington, DC

2 Bethesda Metro Center

14th Floor

Bethesda, MD 20814

(301) 951-6122

(301) 654-6714 fax

Info@AmericanCapital.com

REGIONAL OFFICES

Chicago	Dallas	London
5775 Sears Tower	2200 Ross Avenue	90 Longacre
233 South Wacker Drive	Suite 4500W	London WC2E 9
Chicago, IL 60606	Dallas, TX 75201	United Kingdom
(312) 681-7400	(214) 273-6630	+44 87 07 35 41 84
(312) 454-0600 fax	(214) 273-6635 fax

Los Angeles	New York	Paris
11755 Wilshire Blvd.	461 Fifth Avenue	55, Avenue Hoche
Los Angeles, CA 90025	25th Floor	75008 Paris
(310) 806-6280	New York, NY 10017	France
(310) 806-6299 fax	(212) 213-2009	+33 (0)1 40 68 06 66
	(212) 213-2060 fax	+33 (0)1 40 68 06 88 fax

Philadelphia	San Francisco	Washington, DC
Three Hundred Four Falls, Suite	Three Embarcadero Center	2 Bethesda Metro Center
380	Suite 2320	14th Floor
300 Conshohocken State Road	San Francisco, CA 94111	Bethesda, MD 20814
West Conshohocken, PA 19428	(415) 591-0120	(301) 951-6122
(610) 238-0210	(415) 591-0111 fax	(301) 654-6714 fax
(610) 238-0230 fax